EXHIBIT 23.1

Marcum & Kliegman LLP
Certified Public Accountants & Consultants
650 Third Avenue, 16th Floor
New York, New York 10017

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of IT Group Holdings Inc. on Form SB-2 of our report dated April 11, 2007, with respect to our audits of the Financial Statements of IT Group Holdings Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York May 9, 2007